 Dechert
1775 I Street, N.W.
Washington, D.C.  20006
Telephone:  202-261-3300

July 22, 2003

Board of Directors DB Hedge Strategies Fund LLC 25 DeForest Avenue Summit, New Jersey 07901

Re:     DB Hedge Strategies Fund LLC (the "Fund")

Dear Sirs:

We consent to (i) the references to Dechert under the caption "Legal Counsel" in the Prospectus and in the Statement of Additional Information, which is incorporated by reference into the Prospectus comprising a part of the Fund's Form N-2 registration statement ("Registration Statement"), and (ii) under the caption "Taxes - Classification of the Fund" in the Prospectus, the references to, and characterization of, the Dechert tax opinion, dated August 26, 2002 and included as an exhibit to the Fund's Registration Statement as filed with the Securities and Exchange Commission on August 27, 2002, regarding the classification of the Fund as a partnership for purposes of federal income taxation. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP